                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Rule 13d-[102])

                 Information To Be Included in Statements Filed
                   Pursuant to Rules 13d-1(b)(c), and (d) and
                  Amendments Thereto Filed Pursuant to 13d-2(b)
                              (Amendment No. 1)(1)

                       DISPATCH MANAGEMENT SERVICES CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   254927 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 1, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)



______________________

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 13 Pages

-------------------------------                    -----------------------------
CUSIP NO.   25927 10 6                13G                 Page 2 of 13 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Cantor Fitzgerald & Co.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       0
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    0


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   25927 10 6                13G                 Page 3 of 13 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Cantor Fitzgerald Securities

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       0
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    0


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   25927 10 6                13G                 Page 4 of 13 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Cantor Fitzgerald, L.P.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       0
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    0


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   25927 10 6                13G                 Page 5 of 13 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           CF Group Management, Inc.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       0
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    0


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   25927 10 6                13G                 Page 6 of 13 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Howard W. Lutnick

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           USA

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       0
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    0


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 13 Pages

                                  SCHEDULE 13G

Item 1(a).  Name of Issuer:

      Dispatch Management Services Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

      1981 Marcus Avenue, Suite C131
      Lake Success, New York 11042

Item 2(a).  Name of Person Filing:

      The information required by this Item is set forth in Appendix 1 attached hereto.

      This statement is being filed pursuant to a Joint Filing Agreement (attached as Exhibit 1 and incorporated herein by reference) by (i) Cantor Fitzgerald & Co. (" CF&Co "), (ii) Cantor Fitzgerald Securities ("CFS"), the managing partner of CF&Co, (iii) Cantor Fitzgerald, L.P. ("CFLP"), the managing partner of CFS, (iv) CF Group Management, Inc. ("CFGM"), the managing general partner of CFLP and (v) Howard W. Lutnick, the sole shareholder of CFGM (sometimes collectively referred to as the "Reporting Persons").

Item 2(b).  Address of Principal Business Office or, if none, Residence:

      The information required by this Item is set forth in Appendix 1 attached hereto.

Item 2(c).  Citizenship:

      The information required by this Item is set forth in Appendix 1 attached hereto.

Item 2(d).  Title of Class of Securities:

      Common Stock, par value $.01 per share.

Item 2(e).  CUSIP Number:

      254927 10 6

Item 3.

      If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

      (a)    |X|   Broker or Dealer registered under Section 15 of the Exchange
                   Act
      (b)    [_]   Bank as defined in Section 3(a)(6) of the Exchange Act
      (c)    [_]   Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act
      (d)    [_]   Investment company registered under Section 8 of the
                   Investment Company Act
      (e)    [_]   An investment adviser in accordance with
                   Rule 13d-1(b)(1)(ii)(E)
      (f)    [_]   An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F)
      (g)    [_]   A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G)
      (h)    [_]   A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act
      (i)    [_]   A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment
                   Company Act

      (j)    [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

                                                              Page 8 of 13 Pages


Item 4.  Ownership:

      The following information is provided as of December 4, 2000:

      The following sets forth in tabular format the share ownership of the Reporting Persons:

         (a) Amount Beneficially Owned: Each of CF&Co, CFS, CFLP, CFGM and Howard W. Lutnick is the beneficial owner of an aggregate of 0 shares of Common Stock, par value $0.01 per share, of the Issuer.

         (b) Percent of Class: 0% for each of CF&Co, CFS, CFLP, CFGM and Howard W. Lutnick

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:
                           0 shares for each of CF&Co, CFS, CFLP, CFGM and Howard W. Lutnick

                  (ii)     shared power to vote or to direct the vote:
                           0 shares for each of CF&Co, CFS, CFLP, CFGM and Howard W. Lutnick

                  (iii) sole power to dispose or to direct the disposition of:
                           0 shares for each of CF&Co, CFS, CFLP, CFGM and Howard W. Lutnick

                  (iv) shared power to dispose or to direct the disposition of:
                           0 shares for each of CF&Co, CFS, CFLP, CFGM and Howard W. Lutnick

Item 5. Ownership of Five Percent or Less of a Class:

      If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following |X|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

      Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
        Person:

      Inapplicable.

Item 8. Identification and Classification of Members of the Group:

      Inapplicable.

                                                              Page 9 of 13 Pages


Item 9. Notice of Dissolution of Group:

      Inapplicable.

Item l0. Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 10 of 13 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      December 4, 2000

                   Cantor Fitzgerald & Co.
                   By: Cantor Fitzgerald Securities, its managing partner
                   By: Cantor Fitzgerald, L.P., its managing partner
                   By: CF Group Management, Inc., its managing general partner

                   By: /s/ Howard W. Lutnick
                       ----------------------------------
                       Name: Howard W. Lutnick
                       Title: President


                   Cantor Fitzgerald Securities
                   By: Cantor Fitzgerald, L.P., its managing partner
                   By: CF Group Management, Inc., its managing general partner

                   By: /s/ Howard W. Lutnick
                       ----------------------------------
                       Name: Howard W. Lutnick
                       Title: President

                   Cantor Fitzgerald, L.P.
                     By: CF Group Management, Inc., its managing general partner

                     By: /s/ Howard W. Lutnick
                         --------------------------------
                         Name: Howard W. Lutnick
                         Title: President


                   CF Group Management, Inc.

                   By: /s/ Howard W. Lutnick
                       ----------------------------------
                       Name: Howard W. Lutnick
                       Title: President


                   /s/ Howard W. Lutnick
                   -------------------------------------
                   Howard W. Lutnick

                                                             Page 12 of 13 Pages

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

      Pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree to jointly file the Schedule 13G dated November 9, 2000 and any amendments thereto with respect to the beneficial ownership by each of the undersigned of shares of Class A Common Stock of eSpeed, Inc. Such joint filings may be executed by one or more of us on behalf of each of the undersigned.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Executed this day of December 4, 2000.

                   Cantor Fitzgerald & Co.
                   By: Cantor Fitzgerald Securities, its managing partner
                   By: Cantor Fitzgerald, L.P., its managing partner
                   By: CF Group Management, Inc., its managing general partner

                   By: /s/ Howard W. Lutnick
                       ----------------------------------
                       Name: Howard W. Lutnick
                       Title: President


                   Cantor Fitzgerald Securities
                   By: Cantor Fitzgerald, L.P., its managing partner
                   By: CF Group Management, Inc., its managing general partner

                   By: /s/ Howard W. Lutnick
                       ----------------------------------
                       Name: Howard W. Lutnick
                       Title: President

                   Cantor Fitzgerald, L.P.
                     By: CF Group Management, Inc., its managing general partner

                     By: /s/ Howard W. Lutnick
                         --------------------------------
                         Name: Howard W. Lutnick
                         Title: President


                   CF Group Management, Inc.

                   By: /s/ Howard W. Lutnick
                       ----------------------------------
                       Name: Howard W. Lutnick
                       Title: President


                   /s/ Howard W. Lutnick
                   -------------------------------------
                   Howard W. Lutnick

                                                             Page 13 of 13 Pages

                                                                      Appendix 1



ADDRESS, ORGANIZATION AND PRINCIPAL BUSINESS OF EACH REPORTING PERSON REQUIRED BY ITEM 2(a),(b), and (c)


                                 PRINCIPAL BUSINESS AND
NAME OF PERSON FILING            OFFICE ADDRESS                 PLACE OF ORGANIZATION

Cantor Fitzgerald & Co.          One World Trade Center         New York general partnership
                                 104th Floor
                                 New York, NY  10048
Cantor Fitzgerald Securities     One World Trade Center         New York general partnership
                                 105th Floor
                                 New York, NY  10048
Cantor Fitzgerald, L.P.          One World Trade Center         Delaware limited partnership
                                 105th Floor
                                 New York, NY  10048
CF Group Management, Inc.        One World Trade Center         New York corporation
                                 105th Floor
                                 New York, NY  10048
Howard W. Lutnick                c/o One World Trade Center     United States citizen
                                 105th Floor
                                 New York, NY  10048